Exhibit 10.18

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

KEY INTERMEDIATE SUPPLY AGREEMENT

THIS KEY INTERMEDIATE SUPPLY AGREEMENT (this “Agreement”) is made as of this 28th day of August 2017 (“Effective Date”), by and among NABRIVA THERAPEUTICS IRELAND DAC (“NABRIVA”), and SEL BIOCHEM XINJIANG CO., LTD (“SEL”) and FOUNTAIN INTERNATIONAL DEVELOPMENT HOLDING LIMITED (“FOUNTAIN”). NABRIVA, SEL, and FOUNTAIN are hereinafter collectively referred to as the “Parties.”

WHEREAS, NABRIVA wishes to purchase from SEL bulk Key Intermediate for use in manufacturing drug substance and drug product for commercial sale by NABRIVA worldwide and for certain clinical and other related purposes;

WHEREAS, NABRIVA wishes to use FOUNTAIN for processing forecasts, purchase orders, payments, issuing invoices, and coordinating transportation, on behalf of SEL;

WHEREAS, SEL has suitable facilities and equipment and sufficient qualified personnel to perform their respective services as set forth in the Agreement, manufacture Key Intermediate in bulk form, and is willing to provide such Key Intermediate on the terms and conditions set forth below.

NOW, THEREFORE, the hereto, intending to be legally bound, agree as follows:

I.                                        DEFINITIONS

As used in this Agreement:

1.1                               “Adverse Experience” or “AE” shall mean any unfavorable and unintended change in the structure, function, or chemistry of the body temporally associated with any use of a product or of a derivative thereof containing Key Intermediate, whether or not the adverse experience is considered to be related to the use of such product, including but not limited to any of the following:  an unexpected side effect, injury, toxicity or sensitivity reaction, which may include an experience of unexpected incidence and severity; an adverse experience occurring in the course of the use of a drug product in professional practice; an adverse experience occurring in clinical studies; an adverse experience occurring from drug overdose, whether accidental or intentional; an adverse experience occurring from drug abuse; an adverse experience occurring from drug withdrawal; and any significant failure of expected pharmacological action.

1.2                               “Affiliate” means any corporation or other business entity which, directly or indirectly, is controlled by, controls, or is under common control with NABRIVA or SEL. For this purpose, “control” shall be deemed to mean direct or indirect ownership of fifty percent (50%) or more of the voting stock or other voting equity of such entity.

1.3                               “Confidential Information” means all information, data, know-how and all other business, technical and financial data disclosed hereunder by one Party or any of its Affiliates to the other party or any of its Affiliates, except any portion thereof which:

(a)                                 at the time of disclosure, is public knowledge;

(b)                                 after disclosure, becomes public knowledge by publication or otherwise, except by breach of this Agreement by the recipient;

(c)                                  the recipient can demonstrate by its written records was in the recipient’s possession at the time of such disclosure, and which was not acquired, directly or indirectly, from the disclosing party or its Affiliates;

(d)                                 is lawfully disclosed to the recipient on a non-confidential basis by a third party who is not obligated to the disclosing party or any other third party to retain such Confidential Information in confidence;

(e)                                  results from research and development by the recipient independent of such disclosure as shown by competent evidence; or

(f)                                   is required to be disclosed by applicable law, regulation, or the order of a court of competent jurisdiction; provided, in each case the Party so disclosing information timely informs the other Party and uses its reasonable efforts to limit the disclosure and maintain confidentiality to the extent possible and, if possible, permits the other Party to attempt by appropriate legal means to limit such disclosure.

Confidential Information disclosed orally, visually and/or in another intangible form shall be identified by the disclosing Party to the receiving Party as confidential at the time of such disclosure and confirmed in writing to the receiving Party within [**] days after such disclosure.

1.4                               “Key Intermediate” means CAS 125-65-5, molecular formula C22H34O5, and is more commonly known as pleuromutilin having those specifications as set forth on Schedule A hereto.

1.5                               “Material Breach” means a Party’s failure to perform a major part of its obligations under this Agreement, which prevents this Agreement from being performed in a timely manner or defeats the purpose of the Agreement.

1.6                               “Quality Technical Agreement” means the form of quality assurance/quality control agreement to be entered into by NABRIVA and SEL as set forth in Schedule B.

1.7                               “Purchase Price” shall have the meaning set forth in Section 6.3 hereof.

II.                                   PURCHASE AND SALE

2.1                               Purchase and Sale.  SEL agrees to manufacture and supply to NABRIVA or a NABRIVA Affiliate (or a designee of the foregoing) those quantities of Key Intermediate ordered pursuant to purchase orders placed by NABRIVA and/or its Affiliate from time to time in accordance with this Agreement. Key Intermediate supplied hereunder may be used by NABRIVA and its Affiliates and/or licensees for all purposes, including without limitation, manufacturing of drug substance and drug product for worldwide commercial sale by NABRIVA or for clinical and other related purposes.

2.2                               Cooperation. The Parties will reasonably cooperate with each other as may be necessary and customary in consideration of industry practice, and will disclose all material information necessary to enable each other to perform their duties under this Agreement in a timely fashion.

2.3                               Specific Duties.  In addition to its general obligations relating to the manufacture and supply of Key Intermediate, SEL shall be responsible for performing the following services at SEL’s cost:

(i)                                     manufacture of Key Intermediate under cGMP with fermentation starting materials (cell bank and fermentation media) as GMP starting materials.

(ii)                                  full validation of analytical methods according to ICH and use of compendia methods as required in connection with Key Intermediate manufacturing.

(iii)                               quality control and testing of all Key Intermediate in order to monitor compliance with all applicable standards and specifications required by this Agreement, including any Schedules hereto;

(iv)                              conducting stability testing of Key Intermediate in accordance with the procedures set forth in the Quality Technical Agreement;

(v)                                 summarizing implemented changes and supplying latest versions of approved critical documentation, and providing other information necessary for NABRIVA to prepare, submit, obtain and maintain all regulatory filings relating to the Key Intermediate (and/or drug product or drug substance produced using Key Intermediate) under the terms of this Agreement; and

(vi)                              performing such other services as agreed upon in writing by the Parties.

(vii)                           filing of the appropriate and required documentation, including Drug Master File (DMF) in the US and required international counterparts.

2.4                               No Subcontracting.  SEL and FOUNTAIN shall not subcontract any aspect of their obligations under this Agreement, except with the prior written consent of NABRIVA.

2.5                               Joint and Several Liability.  As consideration for NABRIVA agreeing to enter into this Agreement, each of SEL and FOUNTAIN shall be jointly and severally liable to NABRIVA for their respective obligations under this Agreement and any other agreement, document or instrument executed in connection herewith. To the extent that SEL or FOUNTAIN is in breach of its obligations, NABRIVA shall be entitled to bring a cause of action and to seek recovery against either SEL or FOUNTAIN irrespective of whether such party is the entity responsible for such breach.

2.6                               FOUNTAIN’s Responsibility.  FOUNTAIN will be responsible for receiving forecasts, purchase orders, payments, issuing invoices, and coordinating transportation on behalf of SEL.

III.                              KEY INTERMEDIATE QUANTITY, QUALITY AND MANUFACTURING PROCESSES; TECHNICAL ASSISTANCE

3.1                               Quantity. SEL agrees to reserve capacity for the quantities of Key Intermediate as defined in Schedule C. SEL shall have no obligation to supply quantities in excess of those set forth in Schedule C, but shall use its commercially reasonable efforts to accommodate NABRIVA’s demand for excess quantities.

3.2                               Specification; Quality Standards; Changes.  All Key Intermediate manufactured and sold by SEL to NABRIVA under this Agreement will meet the Key Intermediate specifications and minimum shelf life requirements set forth in Schedule A hereto (the “Specifications”), as well as the quality assurance standards established in the Quality Technical Agreement. Such Specifications, as well as the terms and conditions of the Quality Technical Agreement, are subject to modification from time to time by mutual written agreement of the Parties. Notwithstanding the foregoing, if NABRIVA finds it necessary or desirable to change the Specifications, the quality assurance standards, or any other aspect of the manufacturing process for Key Intermediate, NABRIVA may deliver a request for such change to SEL and SEL shall use best efforts to make any change identified in such request. Prior to implementation of any changes, the Parties agree to negotiate in good faith in an attempt to reach agreement on (a) the new price for any Key Intermediate manufactured and supplied hereunder by SEL which embodies such changes, based solely on the effect of such changes on SEL’s manufacturing costs for the Key Intermediate, (b) the reasonable timing required to implement changes and (c) any other amendments to this Agreement which may be necessitated by such changes (e.g., an adjustment to the lead time for purchase orders). The Parties agree that NABRIVA’s obligation to bear cost increases in subsection (a) above will be limited to those cost increases that relate solely to the production of the Key Intermediate; costs for other changes affecting SEL’s good manufacturing compliance (“cGMP”) or affecting other products generally will be borne by SEL.

3.3                               Manufacturing Processes. SEL has furnished to NABRIVA a copy of its purification procedures for the Key Intermediate, and SEL shall not modify such procedures without NABRIVA’s prior written consent. In the Quality Technical Agreement, the Parties will agree upon the equipment to be used to produce the Key Intermediate. For clarity, SEL will not be required to disclose confidential details of equipment used to make Pleuromutilin prior to purification.

3.4                               Documentation. NABRIVA has provided SEL with analytical methods, product specifications, product impurities, degradation products, and reference standards for manufacturing Key Intermediate as set forth in the attached Schedule A.SEL shall promptly provide NABRIVA, on an ongoing basis, with all available safety data and information concerning the Key Intermediate, process, and related materials, including without limitation any new information developed or learned by SEL in connection with the manufacturing of Key Intermediate hereunder (excluding in each case any confidential aspects of the fermentation process used by SEL). In addition, SEL shall provide all the change control and regulatory documentation as required by the EU and US authorities so as to maintain licenses, either by directly disclosing such information to NABRIVA or, where applicable, by filing such information with such authorities and permitting NABRIVA to reference such filing(s).

3.5                               Communication. SEL and NABRIVA will respond to requests for support, information and approvals within [**] working days. If a complete response is not possible within such [**]day period, the Party owing the response shall communicate within such [**]day period the reason for the delay and when the response will be available.

3.6                               Quality Technical Agreement.  Within [**] days after the date of this Agreement, representatives of the Parties’ Quality Assurance departments shall meet to review and revise, if necessary, the attached Quality Technical Agreement outlining responsibilities and key contacts for Key Intermediate quality and compliance related issues. SEL will provide NABRIVA with certain production and control information for review prior to release as specified in the Quality Technical Agreement. The Quality Technical Agreement will also address, without limitation, annual product reviews, returned goods, regulatory audits, compliance with FDA current Good Manufacturing Practices, and such other quality related concerns deemed appropriate.

IV.                               CONFIDENTIAL INFORMATION

4.1                               The Parties acknowledge that each Party has, prior to the Effective Date, provided its Confidential Information to the other Party in connection with the manufacture and supply of the Key Intermediate, and further acknowledge that all such Confidential Information (as well as any additional Confidential Information provided by one party to the other hereunder) shall be subject to the provisions of this Section IV. Notwithstanding anything to the contrary herein, the following shall be deemed to be the Confidential Information:  (a) any and all information, knowledge, technology, and trade secrets relating to the Key Intermediate that is provided by NABRIVA to the SEL or FOUNTAIN, whether before, on, or after the Effective Date; and (b) any and all manufacturing records or other information or documentation delivered to NABRIVA by SEL relating to the manufacture of Key Intermediate hereunder; and (c) any Product-Related Inventions (as defined below).

4.2                               During the term of this Agreement and for [**] years thereafter, all Confidential Information shall be held in confidence by the receiving party, shall not be used by the receiving party for any purpose except as provided hereunder and shall not be disclosed to third parties except as provided in Section 4.4 or as may otherwise be permitted by the advance written consent of the disclosing party. Any Affiliate, director, officer, employee, consultant, or agents who receives Confidential Information shall be advised as to the confidential nature thereof and the prohibitions contained herein, and any copies of any portions of any Confidential Information that are disclosed to as provided in this Section will be identified as confidential.

4.3                               Notwithstanding Section 4.2, each Party may disclose Confidential Information of the other Party to its Affiliates, directors, officers, employees, agents or consultants who have a need to know exclusively in connection with the performance of their duties in satisfying the obligations of such Party hereunder and who are subject to written obligations of confidentiality and non-use that are no less restrictive than those set forth herein. Any Affiliate, director, officer, employee, agent or consultant who receives Confidential Information shall be advised as to the confidential nature thereof and the prohibitions contained herein. All copies of any portions of any Confidential Information distributed as provided in this Section will be identified as confidential.

4.4                               Upon termination of this Agreement, and upon the request of the disclosing party, the receiving party shall return or destroy all Confidential Information and any copies thereof in its possession, except that each Party may retain one copy of Confidential Information solely for archival purposes. Termination of this Agreement shall not operate to extinguish either Party’s obligation to treat Confidential Information as provided herein, and the same shall continue in effect in accordance with this Section.

4.5                               Nothing contained herein shall be deemed to grant to either Party, either expressed or implied, a license or other right or interest in the Confidential Information of the other or in any patent, trademark or other similar property of the other.

4.6                               Neither party shall use the name of the other in any press releases or other statements to the public (including publicity, promotional materials, or advertising), nor publicly disclose the existence of this Agreement for any purpose (other than as may be required by applicable law or regulation), without the prior written consent of the other, which shall not be unreasonably withheld or delayed.

V.                                    FORECASTS AND ORDERS

Orders and Forecasts.

5.1                               NABRIVA undertakes to purchase from SEL not less than [**] percent ([**]%) of NABRIVA’S Key Intermediate requirements per year per the forecast in Schedule D (the “SEL Share”); provided, however, NABRIVA shall be free to obtain from third party any portion of the SEL Share after receiving written confirmation from SEL that SEL is unable or unwilling to supply. Upon the execution of this Agreement, NABRIVA shall provide SEL and FOUNTAIN with a purchase order with NABRIVA’s Key Intermediate requirements for the [**] month period commencing with the month following the Effective Date of this Agreement. NABRIVA shall also provide a non-binding forecast of its requirements for Key Intermediate for an additional [**] month period following the initial [**] month period. The [**] month forecast shall represent NABRIVA’s reasonable estimates only, not purchase orders, to facilitate SEL’s planning. NABRIVA agrees to purchase Key Intermediate in not less than full lot quantities, which as of the Effective Date are approximately [**] per batch. SEL hereby undertakes to keep a stock of raw materials and intermediate components, adequate to meet NABRIVA’s Key Intermediate order. Such stock, to approximately correspond to six-month Key Intermediate supplies to NABRIVA, shall be agreed in good faith and in due time between the parties after execution of this Agreement.

5.2                               Forecasts Changes and Forecast Updates. On or before the [**] day of each month thereafter, NABRIVA shall provide SEL and FOUNTAIN with an additional [**] month purchase order to supplement the remaining [**] months of firm purchase orders, thereby establishing a new [**] month period of purchase orders, and shall provide an updated forecast of its estimated requirements of Key Intermediate for the [**] months succeeding such new [**] month period of firm purchase orders. Provided NABRIVA’s purchase orders do not exceed SEL’s reserve capacity set forth in Schedule C, SEL shall accept all NABRIVA purchase orders and shall supply NABRIVA in accordance with them, provided however that in case of any conflict or inconsistency between the terms of said orders and the terms and conditions of this Agreement, the terms of this Agreement shall prevail. NABRIVA can increase or decrease its firm order quantities with SEL’s prior agreement and SEL can adjust its shipping quantities with NABRIVA’s prior agreement. Parties shall use their commercially reasonable efforts to accommodate reasonable change requests from the other. SEL shall use commercially reasonable efforts to execute all orders received and accepted pursuant to this Section within [**] days from the date of receipt of the relevant order.

5.3                               To make the implementation of orders and delivery more efficient, the emails about Forecasts and Orders among Nabriva, SEL and FOUNTAIN should be forwarded to each other.

VI.                               PRICE, SHIPMENT AND PAYMENT

6.1                               SEL’s Responsibilities. SEL will properly manufacture the Key Intermediate so that it may be lawfully and safely shipped to NABRIVA or its designee worldwide and shall package the Key Intermediate for shipment in accordance with the Specifications. SEL and FOUNTAIN will prepare and execute all reasonably necessary shipping documents, consisting of Packing List, Dangerous Goods Declaration, and MSDS. NABRIVA will choose the carrier and the designee by indicating both on its purchase order provided to FOUNTAIN.

6.2                               Terms of Shipment. FOUNTAIN will invoice Key Intermediate FCA (Incoterms 2010) Shihezi. SEL shall arrange for transportation to final destination in accordance with NABRIVA’s written instructions, including use of the common carrier designated by NABRIVA. If NABRIVA does not designate a common carrier, SEL may select the common carrier. Risk of loss shall pass from SEL to NABRIVA when the Key Intermediate is delivered to the common carrier. All transport and insurance costs will be borne by NABRIVA.

6.3                               Price. FOUNTAIN shall invoice NABRIVA the Purchase Price for all Key Intermediate delivered as set forth in Schedule D attached hereto. FOUNTAIN shall send its invoice at the time of shipment.

6.4                               Terms of Payment. NABRIVA will pay FOUNTAIN the Purchase Price including pre-paid transportation and insurance costs, if any, in U.S. Dollars net [**] days from the date of AWB (air waybill) or [**] days from the date of B/L (bill of lading) and receipt of invoice from FOUNTAIN, together with copies of all documentation required for Key Intermediate release as provided in the Quality Technical Agreement. FOUNTAIN shall pay SEL in [**] working days after receiving the payment from NABRIVA. Late payments shall bear interest at the then-current United States prime rate as reported in the Wall Street Journal eastern edition, or if less, the highest rate permitted under applicable law.

VII.                          INSPECTION AND ANALYSIS

7.1                               Inspection by SEL.  SEL will analyze each Key Intermediate lot for compliance with the Specifications set forth in Schedule A. SEL or its authorized representative will send to NABRIVA a Certificate of Analysis and a Certificate of Compliance (together with any other documentation required under the Quality Technical Agreement(including Wood Pallets Declaration, Melamine Declaration, TSE and Jatropha Declaration, Residual Solvents Declaration, Elemental Impurities Declaration and Change Control Commitment) prior to, or together with, each shipment of Key Intermediate. In this regard, SEL agrees to retain all records and documents necessary to fulfill the requirements established by all applicable regulatory agencies.

7.2                               Inspection by NABRIVA.NABRIVA or its authorized representative will visually inspect and test all shipments upon their receipt and will report any reasonably discernible defects in the Key Intermediate to SEL and FOUNTAIN within [**] days of its receipt of the Key Intermediate and related records. Any defects not reasonably discernible will be reported to SEL and FOUNTAIN by NABRIVA within [**] business days of NABRIVA’s discovery of the same.

7.3                               Non-Conforming Key Intermediate. If any Key Intermediate does not meet the warranties set forth in Section IX as determined by NABRIVA’s testing and inspection of the Key Intermediate and/or review of the documentation provided by SEL, NABRIVA shall provide written notice to SEL of such findings within [**] business days of such testing and/or inspection. Such written notice shall set forth the results of such tests and/or inspection and the basis for such claim of non-conformance. SEL shall have [**] business days to respond to NABRIVA’s written notice. If

SEL is unable to resolve such non-conformance within [**] days or is unable to provide NABRIVA with a plan to address such non-conformance before Nabriva’s inventory of conforming Key Intermediate is exhausted, the Parties shall discuss the situation in good faith and mutually agree whether SEL will either (i) replace said Key Intermediate at no charge to NABRIVA and pay all round-trip shipping charges to and from the destination of the original shipment, (ii) refund to NABRIVA the Purchase Price for the rejected Key Intermediate and any applicable shipping costs (including customs duties), or (iii) credit NABRIVA’s account in an amount equal to the Purchase Price for the rejected Key Intermediate and any applicable shipping costs (including customs duties).If requested by SEL, NABRIVA will cooperate with FOUNTAIN to promptly return Non-Conforming Key Intermediate to SEL and SEL will pay all return shipment costs. Otherwise, SEL shall reimburse NABRIVA for the reasonable costs incurred by NABRIVA in properly disposing of such non-conforming Key Intermediate. Any notice given hereunder shall specify the manner in which the Key Intermediate fails to conform to the purchase order therefor or fails to meet such warranty or the Specifications. SEL shall not re-work or re-process such non-conforming Key Intermediate without NABRIVA’s prior written consent.

7.4                               Independent Testing.  If NABRIVA notifies SEL that any Key Intermediate does not meet the warranties in Section IX, and SEL does not agree with NABRIVA’s position, the Parties will attempt to reach a mutually acceptable resolution of the dispute. If they are unable to do so after a reasonable period of time (such period not to exceed [**] days from the date of original notification), the matter will be submitted to an independent testing laboratory acceptable to both parties. Both parties will accept the judgment of the independent laboratory. The cost of such testing will be borne by the party whose position is determined to have been in error.

VIII.                     REGULATORY MATTERS; REGULATORY FILINGS AND APPROVALS

8.1                               General.

(a)                                 SEL shall be responsible for obtaining and maintaining all site licenses for the manufacture of the Key Intermediate and shall comply with other applicable regulations promulgated by, but not limited to, the United States Food and Drug Administration (“FDA”) in connection with SEL’s manufacture of the Key Intermediate.

(b)                                 NABRIVA shall be responsible for obtaining and maintaining all regulatory licenses and approvals for the use of the Key Intermediate for all the purposes set forth in Section 2.1 above.

IX.                               REPRESENTATIONS AND WARRANTIES

9.1                               General.

(a)                                 SEL represents and warrants to NABRIVA that (i) it has and will maintain throughout the term of this Agreement, the expertise, with respect to personnel and equipment, to fulfill the obligations established hereunder, and has obtained all requisite material licenses, authorizations and approvals required by federal, state or local government authorities including, but not limited to, the FDA to manufacture the Key Intermediate in accordance with this Agreement; (ii) the production facility, equipment and personnel to be employed will be qualified to manufacture Key Intermediate according to current Good Manufacturing Practices (“cGMP”) at the time each such batch of Key Intermediate is produced, and that the production facility to be employed is in compliance with all applicable material laws and regulations;  (iii) there are no pending or uncorrected citations or adverse conditions noted in any inspection of the production facility to be employed which would cause the Key Intermediate to be misbranded or adulterated within the meaning of the United States Federal Food, Drug and Cosmetic Act, as amended, or other applicable laws; (iv)  the execution, delivery and performance of this Agreement by SEL does not conflict with, or constitute a breach of any order, judgment, agreement, or instrument to which SEL is a party; (v) the execution, delivery and performance of this Agreement by SEL does not require the consent of any person or the authorization of (by notice or otherwise) any governmental or regulatory authority; and (vi) SEL has not been debarred by the FDA under the Generic Drug Enforcement Act of 1992 (or by any analogous agency or under any analogous law or regulation), and neither it nor, to its knowledge, any of its officers or directors has ever been convicted of a felony under the laws of the United States for conduct relating to the development or approval of a drug product or relating to the marketing or sale of a drug product, and further, to its knowledge, that no individual or firm debarred by any governmental authority will participate in the performance, supervision, management or review of the production of Key Intermediate supplied to NABRIVA under this Agreement.

(b)                                 NABRIVA represents and warrants to SEL that (i) the execution, delivery and performance of this Agreement by NABRIVA does not conflict with, or constitute a breach of any order, judgment, agreement, or instrument to which NABRIVA is a party;(ii) it is the owner of or has the right to use the Key Intermediate, and (iii) the execution, delivery and performance of this Agreement by NABRIVA does not require the consent of any person or the authorization of (by notice or otherwise) any governmental or regulatory authority (other than those relating to the granting of approval to commercialize the product containing the Key Intermediate).

9.2                               Manufacturing Warranty. SEL represents and warrants that: (a) all Key Intermediate supplied to NABRIVA will be manufactured in accordance with cGMPs and the Quality Technical Agreement in effect at the time of manufacture; (b) all Key Intermediate manufactured by SEL, at the time of delivery to the common carrier, (i) will not be adulterated or misbranded, and (ii) will conform to Specifications as established in Schedule A hereto; and (iii) will be free and clear of any lien, security interest or encumbrance; and (c) each document provided with or in a connection with the shipment of the Key Intermediate (such as a Certificate of Analysis, Certificate of Compliance, Wood Pallets Declaration,  Melamine Declaration, TSE and Jatropha Declaration, Residual Solvents Declaration, Elemental Impurities Declaration, and Change Control Commitment) is accurate.

9.3                               Anti-Bribery. SEL and FOUNATIN represents, warrants and agrees that it has been at all times and will continue to be in compliance with all potentially applicable anti-corruption/anti-bribery laws, including but not limited to the U.S. Foreign Corrupt Practices Act of 1977, the U.K.’s Bribery Act 2010, and any anti-corruption/anti-bribery laws in the jurisdictions where it operates. SEL and FOUNATIN represents, warrants and agrees that no bribes, payments, kickbacks, gifts, hospitality, donations, loans, or anything of value have been or will be made or received, offered, promised, or authorized, directly or indirectly, to improperly influence any act or decision of any person or entity, induce any person or entity to do or omit to do any act in violation of any person’s or entities’ lawful duties, or secure any improper advantage. The failure of SEL or FOUNTAIN to strictly comply with this Section 9.3 shall constitute a Material Breach and will result in NABRIVA having the right to terminate this Agreement pursuant to Section 16.2.

9.3                               Warranty Disclaimer. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS ANY WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

X.                                    QUALITY CONTROL, RECORDS AND INSPECTIONS

10.1                        Samples.  SEL will maintain samples of Key Intermediate as required by applicable regulatory standards or as otherwise mutually agreed by NABRIVA and SEL. SEL will be responsible for maintaining retention samples of the Key Intermediate as may be required by applicable regulatory standards.

10.2                        Validation.  SEL will validate all process, methods, equipment, utilities, facilities and computers used in the formulation, storage, testing and release of Key Intermediate in conformity with all applicable laws and regulations. NABRIVA will have the right to review the results of said validation upon request.

10.3                        Quality Compliance.  SEL will provide NABRIVA with timely notification of all significant deviations, notes to file, and other deficiencies that may reasonably be expected to impact the quality of the Key Intermediate, as well as all FDA or other applicable regulatory authority reports regarding testing, manufacture, bulk packaging or labeling of the Key Intermediate.

10.4                        Manufacturing Records.  SEL will maintain complete and accurate records relating to the Key Intermediate and the manufacture, bulk packaging, labeling and testing thereof for the period required by applicable regulatory standards, and SEL shall provide copies thereof (but excluding records that disclose confidential aspects of the fermentation process used by SEL) to NABRIVA upon NABRIVA’s request. The records (excluding records that disclose confidential aspects of the fermentation process used by SEL) shall be subject to audit and inspection under this Section X.

10.5                        Batch Records. Records which include the information relating to the manufacturing, bulk packaging and quality operation for each lot of Key Intermediate will be prepared by SEL at the time such operations occur. SEL will prepare such records in accordance with cGMP’s, the Specifications and the Quality Technical Agreement.

10.6                        Records Retention.  SEL will retain records and documents relating to the manufacture and supply of Key Intermediate for periods meeting all applicable regulations of the FDA, or other applicable regulatory authority.

10.7                        Regulatory Inspections. SEL will promptly inform NABRIVA of any contact, inspection or audit by any governmental agency related to or affecting the Key Intermediate. SEL will promptly provide NABRIVA with copies of any government-issued inspection observation reports (including without limitation FDA Form 483s and equivalent forms from other regulatory bodies) and agency correspondence that may reasonably be expected to adversely affect the Key Intermediate or SEL’s ability to supply Key Intermediate hereunder. SEL and NABRIVA will cooperate in resolving any concerns with any governmental agency. SEL will also inform NABRIVA of any action taken by any governmental agency against SEL or any of its officers and employees which may reasonably be expected to adversely affect the Key Intermediate or SEL’s ability to supply Key Intermediate hereunder within 24 hours after the action is taken.

10.8                        NABRIVA Inspections. NABRIVA employees or NABRIVA authorized representatives will have the right during normal business hours, at reasonable intervals and upon giving SEL at least [**] working days advance  notice, to conduct [**], at NABRIVA’s sole expense, of SEL’s facilities used in the manufacturing, bulk packaging, storage, testing, shipping or receiving of Key Intermediate for the purpose of verifying the compliance of the Key Intermediate manufacture with the requirements provided for in this Agreement and with cGMP, provided however that, if circumstances arise that in NABRIVA’s reasonable judgement require that its representatives inspect SEL’s manufacturing facilities more than [**], the Parties shall discuss such circumstances and agree in good faith upon additional inspections and appropriate means for addressing such circumstances. All such employees and representatives shall be bound by the same confidentiality obligations as contained herein and shall abide at all times with SEL’s rules and regulations applicable to site visits, including without limitation safety rules and regulations. Such inspections may include GMP inspections and system audits. Persons conducting such inspections will have access only to documents, records, reports, data, procedures, facilities, regulatory submissions, and all other information required to be maintained by applicable government regulations relating to the Key Intermediate. SEL shall take appropriate actions to adopt reasonable suggestions of NABRIVA to correct any deficiencies identified by such inspection or audit. In addition, NABRIVA shall have the right to observe from time to time the manufacture, bulk packaging and quality control testing of Key Intermediate by SEL. No testing of the Key Intermediate by NABRIVA and no inspection or audit by NABRIVA of the SEL production facility under this Agreement shall operate as a waiver of or otherwise diminish SEL’s responsibility with respect to Key Intermediate quality under this Agreement. The duration of an inspection or audit will be limited to no more than [**] days (inspections or audits that last over [**] days will be charged to NABRIVA at SEL’s specified FTE (Full Time Equivalent) rates), being however understood that in any case said inspections and audits may not interfere with SEL’s normal operations.

XI.                               COMPLAINTS, ADVERSE EVENTS AND RECALLS

11.1                        Key Intermediate Complaints and AEs. NABRIVA shall maintain complaint files with respect to the pharmaceutical product containing Key Intermediate in accordance with cGMPs. In the event that SEL should receive any complaints and or AE notices with respect to the pharmaceutical product containing Key Intermediate, SEL will promptly notify NABRIVA by facsimile transmission within [**] working days of its receipt thereof. All such notices shall be sent to the attention of the:

Director, Medical Affairs at NABRIVA

Facsimile number [**]

NABRIVA shall promptly provide SEL with copies of any complaints received by NABRIVA relating to the pharmaceutical product containing Key Intermediate if such complaints might relate to the manufacture or bulk packaging of the Key Intermediate. SEL and NABRIVA shall promptly investigate  such complaints to determine if the complaint is relate to the manufacture or bulk packaging of the Key Intermediate and, if so, required corrective and preventive actions to be implemented, if any. NABRIVA shall have the exclusive responsibility for responding to all complaints, and for promptly providing SEL with a copy of any responses to complaints relating to the pharmaceutical product containing the Key Intermediate if such complaints relate to the manufacture of bulk packaging of Key intermediate. NABRIVA or its affiliates shall have responsibility for reporting all complaints relating to the pharmaceutical product containing Key Intermediate to the FDA and any other regulatory authorities, including, but not limited to, complaints relating to the manufacture or bulk packaging of the Key Intermediate as well as adverse experience (AE) reports. NABRIVA will correspond with complainants as to any complaints associated with pharmaceutical product containing Key Intermediate, whether received during or after the term hereof. SEL will assist NABRIVA in investigating complaints relating to the pharmaceutical product containing Key Intermediate if such complaints relate to the manufacture or bulk packaging of the Key Intermediate, by analyzing Key Intermediate and manufacturing processes to determine the nature and cause of an alleged Key Intermediate manufacturing defect or alleged Key Intermediate failure. SEL will also reasonably assist NABRIVA, if so expressly required by NABRIVA from time to time, in the investigation of any Adverse Experience (AE) reported to either party when such AEs are reasonably believed to be attributable to the manufacture or bulk packaging of the Key Intermediate. If NABRIVA determines that any reasonable physical, chemical, biological or other evaluation should be conducted in relation to an AE or complaint relating to the manufacture or bulk packaging of the Key Intermediate, SEL will reasonably conduct the evaluation and use its reasonable effort to provide NABRIVA with a written report of such evaluation within [**] days from receipt of NABRIVA’s written request for same, together with samples of the Key Intermediate from the relevant lot. The obligations and responsibility in connection with the above AEs and the management of the same shall pertain exclusively to NABRIVA.

11.2                        Recall Action.  If NABRIVA should elect or be required to initiate a recall of pharmaceutical product manufactured using Key Intermediate supplied hereunder, or a withdrawal or field correction of such pharmaceutical product, SEL will assist NABRIVA (and/or its Affiliate(s)) in connection with such recall, withdrawal, or field correction, including, without limitation, by conducting an investigation to determine the extent to which the Key Intermediate contributed to the need for such recall, withdrawal, or field correction. All regulatory authority contacts and coordination of any recall activities will be initiated by, and will be the sole responsibility of, NABRIVA.

11.3                        Recall Expenses.  If a recall or a withdrawal of any pharmaceutical product containing Key Intermediate is necessary for any reason, SEL and NABRIVA shall each bear the costs of the recall in proportion to each Party’s responsibility, if any, for the error necessitating the recall or withdrawal. Such recall costs include, but are not limited to, all reasonable costs and expenses of NABRIVA associated with implementing any such recall or withdrawal, including notification, packaging, shipping, distribution, and destruction costs and required reimbursements to third parties, and all costs and expenses associated with obtaining replacement product (including API).

11.4                        Recall Records. SEL will maintain complete and accurate records for such periods as may be required by applicable law or regulation.

XII.                          INSURANCE

12.1                        SEL does not have Public Liability, Products Liability, or Professional Liability Insurance. For risk evaluation and mitigation purposes, SEL agrees to allow Nabriva’s authorized insurance agents to inspect non-confidential areas of SEL’s production facility (Pleuromutilin purification, warehouse, solvent storage, fire protection, etc.) and to make non-binding recommendations to reduce risks. In the absence of reasonable cause, insurance inspections will be no more frequent than [**].

XIII.                     INVENTIONS

13.1                        NABRIVA shall own and retain all right, title, and interest in and to any and all ideas, works, information, inventions, improvements or the like (whether patentable or unpatentable), along with all intellectual property rights, that has been or shall be developed by NABRIVA prior to or in the course of performing its duties and obligations under this Agreement.

13.2                        SEL shall own and retain all right, title, and interest in and to any and all ideas, works, information, inventions, improvements or the like (whether patentable or unpatentable), along with all intellectual property rights, that has been or shall be developed by this SEL in the course of performing its duties and obligations under this Agreement; provided NABRIVA shall have a perpetual, non-exclusive, assignable, royalty free license to use such ideas, works, information, inventions, improvements or the like (whether patentable or unpatentable), and intellectual property rights in connection with NABRIVA’s use of the Key Intermediate.

13.3                        NABRIVA and the SEL shall jointly own all right, title, and interest in and to any and all ideas, works, information, inventions, improvements or the like (whether patentable or unpatentable) that are developed jointly by SEL and NABRIVA in the course of performing work for NABRIVA and that relate to the Key Intermediate, along with all intellectual property rights, with respect thereto (the “Product-Related Inventions”).  All Product-Related Inventions automatically will be considered as Confidential Information under the terms of Section IV.

XIV.                      INDEMNIFICATION

14.1                        By SEL and FOUNTAIN.  SEL and FOUNTAIN will indemnify and hold NABRIVA, its Affiliates, directors, officers, employees, agents, successors, and assigns harmless from any and all liability, damage, loss, cost, or expense (including reasonable attorneys’ fees) (“Losses”), to the extent arising out of or resulting from any third party claim, suit or action (“Claim”) related to  any negligence or willful conduct by SEL or FOUNTAIN or its Affiliates, or any breach by SEL or FOUNTAIN of any of its obligations, representations and/or warranties hereunder, except to the extent such Losses or Claims result from the matters contemplated in Section 14.2.

14.2                        By NABRIVA.  NABRIVA will indemnify and hold SEL, their Affiliates, directors, officers, employees, agents, successors, and assigns harmless from any and all Losses, to the extent arising out of or resulting from any Claim related to (i) any pharmaceutical products manufactured using the Key Intermediate, to the extent such products are sold by or on behalf of NABRIVA or its Affiliates or  (ii) any negligence or willful misconduct by NABRIVA or its Affiliates, or any breach by NABRIVA of any of its obligations, representations and/or warranties hereunder in each case, except to the extent such Losses or Claims result from the matters contemplated in Section 14.1.

14.3                        By Each Party.  In the event that negligence or willful misconduct of SEL and/or FOUNTAIN and NABRIVA contribute to any Loss, SEL and/or FOUNTAIN and NABRIVA will each indemnify and hold harmless the other with respect to that portion of the Loss attributable to its negligence or willful misconduct.

14.4                        Procedures.  In the event that one Party receives notice of a Claim for which it is entitled to indemnification by the other Party, the Party receiving notice shall give prompt notification to the indemnifying Party. The Party being indemnified shall cooperate fully with the indemnifying Party throughout the pendency of the Claim, and the indemnifying Party shall have complete control over the conduct and disposition of the Claim including the retention of legal counsel engaged to handle such matter. The indemnifying party hereunder will not be liable for any costs associated with the settlement of any Claim brought against it or the other Party unless it has received prior notice of the settlement negotiations and has agreed to the settlement.

XV.                           LIMITATION OF LIABILITY

NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IN NO EVENT SHALL SEL OR NABRIVA BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS OR REVENUES, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREMENT. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION XV IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY WITH RESPECT TO ANY THIRD PARTY CLAIMS UNDER SECTION 14.1 OR 14.2 OR THE DAMAGES AVAILABLE FOR BREACH OF THE CONFIDENTIALITY OBLIGATIONS IN SECTION IV.

XVI.                      TERMINATION

16.1                        This Agreement shall become effective and remain in effect for a period of five (5) years from the Effective Date (the “Initial Term”) and, unless either of the Party gives written notice of non-renewal at least two (2) years prior to the end of the Initial Term (or any renewal term), this Agreement shall be renewed for consecutive terms of three (3) years.

16.2                        Breach.  If either Party hereto commits a Material Breach hereunder, the other Party may, at its option, terminate this Agreement by giving the breaching Party at least [**] days prior written notice of its intent to terminate this Agreement, which notice shall specify the breach and the termination date, unless the breaching Party cures said breach prior to the specified termination date.

16.3                        Insolvency.  Either Party may terminate this Agreement immediately in its entirety if the other Party files a petition of bankruptcy, is adjudged bankrupt, takes advantage of any insolvency act, or executes a bill of sale, deed of trust, or assignment for the benefit of creditors.

16.4                        Survival.  The rights and obligations contained in Sections covering representations and warranties, indemnification and confidentiality will survive termination of this Agreement, as will any rights to payment or other rights or obligations that have accrued under this Agreement prior to termination. Termination will not affect the liability of either party by reason of any act, default, or occurrence prior to said termination.

16.5                        Transfer.  If either Party terminates this Agreement, SEL will upon request and for a period of no more than [**] months, and at NABRIVA’s expense, provide reasonable assistance in transferring manufacturing of Key Intermediate to a facility owned by NABRIVA or a third party selected by NABRIVA.

16.6                        Upon termination or expiration of this Agreement, NABRIVA shall pay all balances due and SEL shall return to NABRIVA or NABRIVA’s nominee any and all materials in its stock and belonging to NABRIVA and shall deliver to NABRIVA, against payment of the applicable price, any remaining Key Intermediate.

XVII.                 GOVERNING LAW AND ALTERNATIVE DISPUTE RESOLUTION

17.1                        This Agreement shall be governed by and construed in accordance with the law of Singapore.

17.2                        The Parties understand and appreciate that their long term mutual interest will be best served by effecting a rapid and fair resolution of any claims or disputes which may arise out of services performed under this Agreement or from any dispute concerning Agreement terms. Therefore, both Parties agree to use their best efforts to resolve all such disputes as rapidly as practicable on a fair and equitable basis. Toward this end the Parties agree to develop and follow a process for presenting, rapidly assessing, and settling claims on a fair and equitable basis.

17.3                        If the matter has not been resolved utilizing the process set forth in Section 17.2, any dispute shall be submitted to binding arbitration for final decision.

17.4                       It is expressly agreed that arbitration shall be held in English language in Singapore in accordance with the Rules of Arbitration of the International Chamber of Commerce.

XVIII.            MISCELLANEOUS

18.1                        Headings.  The headings and captions used herein are for the convenience of the Parties only and are not to be construed to define, limit or affect the construction or interpretation hereof.

18.2                        Severability. In the event that any provision of this Agreement is found to be invalid or unenforceable, then the offending provision shall not render any other provision of this Agreement invalid or unenforceable, and all other provisions shall remain in full force and effect and shall be enforceable, unless the provisions which have been found to be invalid or unenforceable, to the fullest extent permitted by law. If any such affected provision materially affects the commercial basis of this Agreement, the Parties shall negotiate in good faith so as to amend the provisions of this Agreement so as to preserve and afford to each Party the full extent of benefits that this Agreement is intended to provide.

18.3                        Entire Agreement.  This Agreement, including all those Schedules appended hereto, contains the entire agreement of the Parties regarding the subject matter hereof and supersedes all prior agreements, understandings or conditions (whether oral or written) regarding the same. Further, this Agreement may not be changed, modified, amended or supplemented except by a written instrument signed by the duly authorized representatives of the Parties. Neither Party has relied on any representation except as may be expressly set forth herein.

18.4                        Assignability.  This Agreement and the rights hereunder may not be assigned or transferred by either Party without the prior written consent of the other Party, provided however, that either Party may assign this Agreement to an Affiliate, and provided further that in the event of a merger, acquisition or sale of all or substantially all of the assets of a Party, the rights and obligations of such Party under this Agreement may be assigned to the survivor of such Party in that transaction, provided that the survivor agrees to be bound by the terms and conditions of the Agreement. This Agreement shall be binding upon and inure to the benefit of each Party’s successors and permitted assigns.

18.5                        Further Assurances.  Each Party hereto agrees to execute, acknowledge and deliver such further instruments, and to take such other actions, as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

18.6                        Waiver.  The waiver by either Party of a breach of any provisions contained herein shall be effective only if made in writing and shall in no way be construed as a waiver of any succeeding breach of such provision or the waiver of the provision itself.

18.7                        Force Majeure.  A Party shall not be liable for nonperformance or delay in performance (other than of obligations regarding confidentiality) caused by any event reasonably beyond the control of such party including, without limitation, wars, hostilities, revolutions, riots, civil disturbances, national emergencies, strikes, lockouts, unavailability of supplies, epidemics, fires, floods, earthquakes, other forces of nature, explosions, embargoes, or any other Acts of God, or any laws, proclamations, regulations, ordinances, or other acts or orders of any court, government or governmental agency. Any occurrence of Force Majeure shall be reported promptly to the other party. A Party whose performance has been excused will perform such obligation as soon as is reasonably practicable after the termination or cessation of such event or circumstance. The other Party has no right to demand indemnity for damage, provided however that, in the event that Force Majeure preventing performance shall continue for more than six (6) months, either Party may terminate this Agreement with a written notice to the other without any liability hereunder, except the obligation to make payments due to such date.

18.8                        Remedies.  Each party agrees and acknowledges that its disclosure of Confidential Information in breach of this Agreement may cause irreparable harm to other party, and therefore that any such breach or threatened breach may entitle such Party to seek injunctive relief, in addition to any other legal remedies available in a court of competent jurisdiction.

18.9                        Good Faith. The Parties agree to perform this Agreement in a spirit of good faith and fair dealing, and each will seek to avoid intentionally doing anything that would deprive the other of the full benefits contemplated hereunder. Neither Party will use any affiliate or third party as a means of avoiding its responsibilities under this Agreement. The Parties agree to communicate openly and in a spirit of co-operation to ensure that all services are rendered in accordance with the highest degree of professional competence, cGMPs and any other applicable law, regulation or regulatory requirement.

18.10                 Independent Contractors.  The Parties are independent contractors under this Agreement. Nothing contained in this Agreement is to be construed so as to constitute NABRIVA and SEL and FOUNTAIN as partners, agents or employees of the other, including with respect to this Agreement. Neither Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, the other party or to bind the other Party to any contract, agreement or undertaking with any third party unless expressly so authorized in writing by the other Party.

18.11                 Counterparts.  This Agreement shall be executed by the duly authorized officers of the Parties. This Agreement may be executed in one (1) or more counterparts, including by facsimile or other electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18.12                 Notices.  Except as otherwise expressly stated herein, all notices, consents or approvals required by this Agreement shall be in writing and sent by overnight courier service, certified or registered air mail, postage prepaid, or by facsimile or email (confirmed by such certified or registered mail) to the Parties at the following addresses or such other addresses as may be designated in writing by the respective Parties. Notices shall be deemed effective on the date of mailing.

If to NABRIVA:

Nabriva Therapeutics Ireland DAC

25-28 Northwall Quay

Dublin 1

Ireland

Attention: [**]

Email address: [**]

With copy to:

Nabriva Therapeutics AG

Leberstrasse 20

1110 Vienna

Austria

Attention: [**]

Email address: [**]

All FOUNTAIN invoices and/or charges in billing should be directed to the Accounting Department at:

Nabriva Therapeutics Ireland DAC

c/o Nabriva Therapeutics AG

Leberstrasse 20

1110 Vienna

Austria

Attention: Accounts Payable

Email: [**]

If to SEL:

Zhejiang University Sunny Technology Co., Ltd.

Address: 9th Floor, Building A, Paradise Software Park

No.3 Xi dou men road, Hangzhou 310012, China

Attn.: [**]

Facsimile[**]

Email: [**]

If to FOUNTAIN:

Fountain International Development Holding Limited

MNB2926 RM1007

10/F Ho King CTR 2-16

Fa yuen St Mongkok, Hong Kong.

Attention: Mrs. Lena Bu

Facsimile: [**]

Email: [**]

All NABRIVA purchase orders shall be sent to:

Fountain International Development Holding Limited

MNB2926 RM1007

10/F Ho King CTR 2-16

Fa yuen St Mongkok, Hong Kong.

Attention: Mrs. Lena Bu

Facsimile: [**]

Email: [**]

IN WITNESS WHEREOF, the undersigned Parties have caused this Agreement to be executed as of the date first above written.

NABRIVA THERAPEUTICS IRELAND DAC

By:	/s/ Colin Broom
Name: Colin Broom
Title: CEO

SEL BIOCHEM Xinjiang Co, LTD

By:	/s/ Grace Xu
Name: Grace Xu
Title: Vice President

FOUNTAIN INTERNATIONAL DEVELOPMENT HOLDING LIMITED

By:	/s/ Lena Bu
Name: Lena Bu
Title: General manager

Schedule A

Key Intermediate Specifications

The Parties have agreed upon all those applicable specifications for the Key Intermediate (Pleuromutilin) as set forth hereunder. The Parties shall agree upon any modifications to the specifications here below in writing.

•                  Include packaging specifications

•                  Include minimum shelf life

•                  Include analytical methods, product specifications, product impurities, degradation products, and reference standards provided by Nabriva

Schedule B

SEL undertakes to comply with the cGMP, where applicable, the Specifications, relevant DMF in the country to which Key Intermediate shall be delivered, the know-how and any other requirements agreed in writing between the Parties applicable to the manufacture, storage (including raw materials) and delivery of the Key Intermediate. The respective responsibilities of SEL and NABRIVA with regard to applicable cGMP regulations shall be defined in detail in the Quality Technical Agreement.

Form of Quality Technical Agreement

The Quality Technical Agreement will be revised, if necessary, within [**] days from the execution date of this Agreement.

Schedule C

SEL Reserve Capacity

The minimum annual capacity to be reserved by SEL for the Initial Term of this Agreement is [**]/year.

[**] months before the expiry of the said Initial Term the Parties shall meet and discuss to seek an agreement in good faith on the minimum annual capacity to be reserved by SEL for the further term of this Agreement following the Initial Term.

Schedule D

Purchase Price

Nabriva’s forecast to SEL is:

2018     [**]

2019     [**]

2020     [**]

2021     [**]

2022     [**]

Pricing

2018-2022                                    [**]

If the above quantity is exceeded, the excess quantity will be at [**]. For example:

2018-2022 for a cumulative order of [**], the excess [**] will be at [**]